Exhibit 2.4

Description of rights of securities
registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each of which represents ten ordinary shares of AirNet Technology Co. Ltd. (“we,” “us,” “our company,” or “our”), are listed and traded on the Nasdaq Capital Market and, in connection with this listing (but not for trading), the ordinary shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) the holders of ADSs. Ordinary shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of ordinary shares.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective second amended and restated memorandum of association (the “Memorandum and Articles of Association”) as well as the Companies Law (as amended) of the Cayman Islands (the “Companies Law”) insofar as they relate to the material terms of our ordinary shares. As it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to our Form 6-K (File No. 001-33765) on May 28, 2019.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The par value of our ordinary shares is US$0.001 per share. The number of Class A ordinary shares that had been issued as of December 31, 2019 is provided on the cover of the annual report on Form 20-F for the fiscal year ended December 31, 2019. Ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Preemptive rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Our Memorandum and Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Our Memorandum and Articles of Association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

•	designation of the series;

•	the number of shares of the series;

•	the dividend rights, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Dividend Rights

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may declare and pay a dividend only out of funds legally available therefor, namely out of either profit or our share premium account, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders holding together at least ten percent of the shares given a right to vote at the meeting, present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating or dividing all or any of our share capital into shares of larger amount than our existing shares, and canceling any shares that are authorized but unissued. Both an ordinary resolution and a special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our Memorandum and Articles of Association.

Transfer of Ordinary Shares

Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in writing and executed by or on behalf of the transferor, accompanied by the certificates of such shares and such other evidence as the Directors may reasonably require to show the right of the shareholder to make the transfer.

Liquidation

On a winding up of our company, the liquidator may, with the sanction of an ordinary resolution of our shareholders, divide amongst the shareholders in species or in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by ordinary resolution of our shareholders, or are otherwise authorized by our Memorandum and Articles of Association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. The Memorandum and Articles of Association provide that we may hold an annual general meeting but shall not (unless required by the Companies Law) be obliged to hold an annual general meeting.

Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 14 days is required for the convening of our annual general meeting and other shareholders meetings, provided that a general meeting of our company shall be deemed to have been duly convened if it is so agreed:

•	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

•	in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy five (75%) per cent in par value of the shares giving that right.

A quorum required for a meeting of shareholders consists of shareholders holding not less than an aggregate of one-third of all voting share capital of our company in issue present in person or by proxy and entitled to vote.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records, other than the Memorandum and Articles of Association and any special resolutions passed by our company, and the registers of mortgages and charges of our company. However, we will provide our shareholders with annual audited financial statements.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of a majority of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under Cayman Islands law applicable to our company, or under the Memorandum and Articles of Association, that require our company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Law is modeled after the older Companies Acts of England but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against, or a derivative action in the name of, a company to challenge the following acts in the following circumstances:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association then in effect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to our company, our directors must ensure compliance with the Memorandum and Articles of Association, as amended and restated from time to time, and the rights vested thereunder in the holders of the shares. Our directors owe their fiduciary duties to our company and not to our company’s individual shareholders, and it is our company which has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and the Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Memorandum and Articles of Association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted company in the Cayman Islands, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, all or any of the attached to any such class may (subject to any rights or restrictions for the time being attached to any class of share) only be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Memorandum and Articles of Association that require our company to disclosed shareholder ownership above any particular ownership threshold.

Exempted Company

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of the separation and distribution, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the NASDAQ rules in lieu of following home country practice after the completion of the separation and distribution. The NASDAQ rules require that every company listed on the NASDAQ hold an annual general meeting of shareholders. In addition, the Memorandum and Articles of Association allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

Changes in Capital (Item 10.B.10 of Form 20-F)

Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

On August 13, 2020, our board of directors (the “Board”), declared a dividend distribution of one right (a “Right”) with respect to each outstanding ordinary share of our company held of record at the close of business on August 24, 2020 (the “Record Time”). When exercisable, each Right will entitle the registered holder to purchase one ordinary share at an exercise price of US$0.9 per Right, subject to adjustment (the “Exercise Price”). The description and terms of the Rights are set forth in a rights agreement dated as of August 13, 2020 (the “Rights Agreement”) between our company and American Stock Transfer & Trust Company, LLC, as rights agent, which has been filed with the SEC as Exhibit 4.1 to our Form 6-K (File No. 001-33765) filed on August 13, 2020.

The Board adopted the Rights Agreement to protect our shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of the ordinary shares without the approval of the Board. As a result, the overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving us that is not approved by the Board. However, neither the Rights Agreement nor the Rights should interfere with any merger, tender or exchange offer or other business combination approved by the Board.

The following is a summary of the terms of the Rights Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Separation Time

Separation Time refers to the next business day following the earlier of (i) the tenth business day after the date on which any person commences a tender or exchange offer that, if consummated, would result in such person’s becoming an Acquiring Person and (ii) the date of the first event causing a Flip-in Date to occur.

Acquiring Person refers to a person or group of affiliated or associated persons who is or becomes the beneficial owner of 15% or more of the outstanding ordinary shares at any time after the first public announcement of the Rights Agreement; provided however, no person who, at the time of the adoption of the Rights Agreement, beneficially owns 15% or more of the outstanding ordinary shares shall be deemed to be an Acquiring Person (i.e. a shareholder’s existing ownership of the ordinary shares will be grandfathered), unless and until such person acquires beneficial ownership of additional 1% or more of the ordinary shares then outstanding as of the time of the first public announcement of the adoption of the Rights Agreement without the pre-approval of the Board.

Flip-in Date refers to the earlier of (i) the first date on which there shall be a public announcement by us (by any means) that a person has become an Acquiring Person, which announcement makes express reference to such status as an Acquiring Person pursuant to the Rights Agreement, or (ii) the date on which any Acquiring Person becomes the beneficial owner of more than 50% of the outstanding ordinary shares.

Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated ordinary share. After the Separation Time, Rights certificates will be mailed to holders of record of the ordinary shares as of the Separation Time and, the Rights will become transferable independent of the ordinary shares.

Flip-In

In the event that a Flip-in Date occurs, each Right will entitle the holder (other than Rights that are or were acquired or beneficially owned by the Acquiring Person which will thereafter be void) thereof to purchase, for the Exercise Price, that number of ordinary shares having a then-current market value of twice the Exercise Price.

Flip-Over

In the event that, after a Flip-in Date occurs, (i) we consolidate or merge or participate in a scheme of arrangement or statutory share exchange with any other entity or (ii) we sell or transfer more than 50% of its assets, operating income or cash flow, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, that number of shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Exchange Provision

At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of more than 50% of the outstanding ordinary shares, the Board may exchange all (but not less than all) of the then outstanding Rights (other than Rights owned by an Acquiring Person, which will become void) for ordinary shares at an exchange ratio of one ordinary share per Right (subject to adjustment).

Redemption of the Rights

The Rights will be redeemable at our option for US$0.001 per Right (payable in cash, ordinary shares or other securities of us as deemed appropriate by the Board) at any time on or prior to the Flip-in Date. Immediately upon the action of the Board electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the redemption price.

Adjustments to Exercise Price

The Exercise Price and the number of Rights will be adjusted in the event we, after the Record Time and prior to the Separation Time, (i) declare or pay a dividend on ordinary shares payable in ordinary shares, (ii) subdivide the outstanding ordinary shares or (iii) combine the ordinary Shares into a smaller number of ordinary shares.

Expiration of the Rights

The Rights expire on the earliest of (i) the exchange of the Rights as described above, (ii) the redemption of the Rights as described above, (iii) 5:00 p.m., New York City time, on the first anniversary of the date of the Rights Agreement (unless such date is extended), and (iv) immediately prior to the effective time of a consolidation, merger, scheme of arrangement or statutory share exchange that does not constitute a flip-over transaction or event (as described above and defined in the Rights Agreement) in which the ordinary shares are cancelled or converted into, or into the right to receive, another security, cash or other consideration.

Amendment of Terms of Rights Agreement and Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights prior to the Flip-in Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended by the Board in order to cure any ambiguities, or to make changes that do not materially adversely affect the interests of holders of the Rights (excluding the interest of any Acquiring Person), or in order to satisfy any applicable law, rule or regulation.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Item 12.D.1 and 12.D.2 of Form 20-F)

General

JPMorgan Chase Bank, N.A., or JPMorgan, as depositary will issue the ADSs which you will be entitled to. Each ADS will represent an ownership interest in ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which have not been distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying the ADSs?

We may make various types of distributions with respect to our shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (a) appropriate adjustments for taxes withheld, (b) such distribution being impermissible or impracticable with respect to certain registered holders, and (c) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may: (i) sell such rights if practicable and distribute the net proceeds as cash; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (a) distribute such securities or property in any manner it deems equitable and practicable or (b) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depository in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights;

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities;

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR; or

•	receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (a) deduct the amount thereof from any cash distributions, or (b) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated upon the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and beneficial owners of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (c) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (a) the identity of any signatory and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

o	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

o	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

o	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs; and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.